Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Dune Energy, Inc. on Form S-8 (File no. 333-180053) of our report dated March 23, 2012, with respect to the audited consolidated financial statements of Dune Energy, Inc. for the year ended December 31, 2011 and 2010.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone–bailey.com

Houston, Texas

March 23, 2012